             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW: This Enhanced Death Benefit Rider ("Rider") is an optional rider the Owner has selected. It provides a Death Benefit, which guarantees [5%] growth and provides a guarantee that increases if the Accumulated Value reaches certain values.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

DEFINITION(S): Current Breakthrough Value: On the issue date, it is equal to the Initial Payment. The Current Breakthrough Value increases each time the Accumulated Value grows to an amount equal to or greater than the Target Breakthrough Value. Immediately after such growth in the Accumulated Value, the Current Breakthrough Value will be equal to the Target Breakthrough Value immediately prior to such growth. This value is increased by subsequent Payments and proportionately reduced by subsequent withdrawals (see Payments and Withdrawals, below).

Target Breakthrough Value: It is equal to [110%] of the Current Breakthrough Value.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before or on his/her [80th] birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive Market Value Adjustment ("MVA"), if applicable;

     (b) gross payments accumulated daily at an effective annual yield of [5%], starting on the Effective Valuation Date of each gross payment and ending on the date of death, proportionately reduced for withdrawals as they occur; and

     (c) the Current Breakthrough Value on the date of death, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and after his/her [80th] birthday, but before his/her [90th] birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

     (b) the value as determined by Section I(b) above on the deceased's [80th] birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals; and

     (c) the Current Breakthrough Value on the date of death, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

III. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date, but on or after his/her [90th] birthday, the Death Benefit will be the greatest of:

(a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

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     (b) the value as determined by Section I(b) above on the deceased's [80th] birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals;

     (c) the Current Breakthrough Value on the deceased's [90th] birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals; and

     (d) the Accumulated Value, increased for any positive MVA, if applicable, on the deceased's [90th ] birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

PAYMENTS AND WITHDRAWALS:

I.   When a Payment is made, on the Effective Valuation Date of the Payment:

     (a) the Current Breakthrough Value will increase by an amount equal to the Payment, and

     (b) the Target Breakthrough Value will increase to an amount equal to [110%] of the Current Breakthrough Value immediately after such Payment.

II. When a withdrawal is taken, on the Effective Valuation Date of the withdrawal:

     (a)  the Current Breakthrough Value will be proportionately reduced, and

     (b) the Target Breakthrough Value will decrease to an amount equal to [110%] of the Current Breakthrough Value immediately after such withdrawal.

PROPORTIONATE REDUCTION: Sections I(b), I(c), II(b), II(c), III(b), III(c) and III(d) of the "Benefit" provision and Section II(a) of the "Payments and Withdrawals" provision are proportionately reduced by withdrawals. This proportionate reduction is calculated by multiplying the Section I(b), I(c), II(b), II(c), III(b), III(c) or III(d) value or the Current Breakthrough Value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            Amount of the withdrawal
                            ------------------------
                    Accumulated Value determined immediately
                             prior to the withdrawal

CHARGE FOR BENEFIT: [While this Rider is in effect, the Company will assess an EDB Charge equal to an annual percentage rate of .40% on a contract monthly basis. On the last day of each contract month, the monthly charge is deducted Pro Rata and is equal to 1/12th of the EDB Charge multiplied by the Accumulated Value of the contract on that date.] The EDB Charge only applies during the Accumulation Phase.

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TERMINATION: This Rider will terminate on the earliest of the following:

     (a)  the Annuity Date;

     (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

     (c)  surrender of the contract.


                    Signed for the Company at Dover, Delaware

            /s/ Mark A. Hug                            /s/ Charles F. Cronin

               President                                     Secretary



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